EXHIBIT 1


                      MINUTES OF A MEETING OF THE BOARD OF
                          DIRECTORS OF POKER.COM, INC.
                     HELD ON THE 13TH DAY OF DECEMBER, 2002


The following resolutions were passed by the Board of Directors of Poker.com, Inc. (the "Company") having been consented to and adopted in writing by all the Directors of the Company as at December 13th, 2002.

     1.   The Board of Directors does hereby accept the resignation of Michael
          A. Jackson as President and Chief Executive Officer, effective immediately.

     2. The Board of Directors does hereby appoint Mark Glusing as President of the Company, effective immediately.

     3. The Board of Directors does hereby resolve to change the bank account(s) sole signing officer from Michael Jackson to the dual signatories of Mark Glusing and Keith Andrews.

     4. The Board of Directors does hereby grant to Mark Glusing the authority to effect the terms of the resolutions as set out herein.


Effective this 13th day of December, 2002.



/s/ Keith Andrews                               /s/ Cecil Morris
--------------------------------                --------------------------------
Keith Andrews, Director                         Cecil Morris, Director


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